Exhibit 99.1

RLH CORPORATION PROMOTES PAUL SACCO TO

EXECUTIVE VICE PRESIDENT, PRESIDENT OF GLOBAL DEVELOPMENT

Tenured industry vet to oversee all franchise development for the Company worldwide

DENVER (June 18, 2018)—RLH Corporation (NYSE:RLH) announced today the promotion of Paul Sacco to Executive Vice President, President of Global Development. Since joining RLH Corporation, Sacco has had tremendous success developing and growing the Company’s upscale brands. In his new role, Sacco will oversee all franchise growth efforts for RLH Corporation brands worldwide, with a focus on organic growth.

Sacco joined RLH Corporation in September, 2017. In his role, he oversaw development of the Company’s upscale brands including 10 new franchise license agreements with hotels owned by affiliates of Inner Circle Investments; the Company’s first refreshed Signature hotel in San Francisco; and The Island by Hotel RL, the first resort destination for the brand, among many other key hotel signings.

Prior to joining RLH Corporation, Sacco was President & Chief Development Officer at TPG Hotels & Resorts, and held senior development roles at Pyramid Hotel Group and Starwood Hotels & Resorts Worldwide.

“In his early days at RLH Corporation, Paul has had incredible success growing our upscale brands and helping meet our company goals,” said RLH Corporation President & CEO Greg Mount. “We are excited to have such a tenured and experienced development executive take the lead as we continue to execute the transition to a higher margin franchise hotel business with an asset light business model.”

“I joined RLH knowing that the team had created a great platform for growth,” added Sacco. “During my tenure I have seen firsthand the excitement owners feel when they learn how uniquely we approach the hotel business. There is tremendous growth potential at RLH Corporation, and I am excited to be working with the full executive team to further develop our footprint.”

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Amy Koch

O: 509-777-6417

C: 917-579-5012

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com